                                                                                               EXHIBIT 12

                                                   INDIANA MICHIGAN POWER COMPANY
                                  Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 39,678  $ 35,910  $ 31,442  $ 24,154  $ 21,647  $ 20,799
  Interest on Other Long-term Debt               21,064    27,457    38,623    55,977    56,597    60,458
  Interest on Short-term Debt                     3,248     4,903     9,207    19,263    13,088     8,350
  Miscellaneous Interest Charges                  3,187     3,113     6,754    20,356     3,929     3,938
  Estimated Interest Element in Lease Rentals    79,700    79,300    73,800    74,100    74,000    74,000
                                               --------  --------  --------  --------  --------  --------
     Total Fixed Charges                       $146,877  $150,683  $159,826  $193,850  $169,261  $167,545
                                               ========  ========  ========  ========  ========  ========

Earnings:
  Net Income (Loss)                            $146,740  $ 96,628  $ 32,776 $(132,032) $ 75,788  $ 54,483
  Plus Federal Income Taxes                      74,223    47,210    18,866    (4,524)   49,725    34,170
  Plus State Income Taxes                         7,519     4,938    (7,352)    9,237     9,442     9,687
  Plus Fixed Charges (as above)                 146,877   150,683   159,826   193,850   169,261   167,545
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $375,359  $299,459  $204,116  $ 66,531  $304,216  $265,885
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 2.55      1.98      1.27      0.34      1.79      1.58
                                                   ====      ====      ====      ====      ====      ====